Exhibit 10.59

May 8, 2012

Vito Legrottaglie

220 Ocean Ave  Apt# 15

Long Branch, NJ 07740

Dear Vito:

Pursuant to the Wayside Technology Group, Inc. 2006 Stock-Based Compensation Plan (the “Plan”), the Plan’s administrative committee (the “Committee”) hereby grants to you  8,000 restricted shares of Common Stock, par value $.01 per share (“Award”).

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control.  All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued service with the Company or its subsidiaries, the restrictions on your Award shall lapse with respect to 400 shares on August 5, 2012 and thereafter in 19 equal quarterly installments of 400 shares commencing on the 5th business day of the third month immediately flowing the date hereof.

Notwithstanding any section of the Plan to the contrary, and provided you remain in the service of the Company until such event, upon the occurrence of (i) a Change in Control, (ii) your death, or (iii) your Disability all shares subject to your Award will automatically become free from restriction.

If your service with the Company is terminated for Cause prior to the lapse of the restrictions on all or any portion of your Award, such portion of your Award shall be immediately forfeited on such date with no further compensation due to you.

You will receive certificate(s) for the restricted shares designating you as the registered owner.  Upon such receipt, you agree to deliver the certificate(s) together with a signed and undated stock power to the Company or the Company’s designee authorizing the Committee to transfer title to the certificate(s) to the Company in the event that your employment with the Company should terminate for any reason prior to the lapse of the restrictions.

During the term of this Award, you shall have the right to vote shares of restricted stock, regardless of whether such shares are vested, and to receive an amount equal to the dividends or other distributions declared or made on an equivalent number of shares of the Company’s common stock during the applicable restriction period.  Any such dividends will be paid currently.

At the time that the restrictions lapse, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due with respect to such Common Stock.  You may tender cash payment to the Company in an amount equal to the required withholding or request the Company retain the number of shares of Common Stock whose fair market value equals the amount to be withheld.  As promptly thereafter as possible, the Company will issue certificates for the shares released from restrictions.

The Company may impose any additional conditions or restrictions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.  The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan.  The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or its subsidiaries or interfere in any way with the right of the Company or its subsidiaries to terminate your service at any time.

Please sign and return a copy of this agreement to the Company, designating your acceptance of this Award.  This acknowledgement must be returned within thirty (30) days; otherwise, the Award will lapse and become null and void.   Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of such document.

Very truly yours,

WAYSIDE TECHNOLOGY GROUP, INC.

By:	/s/ Simon Nynens
Simon Nynens

ACKNOWLEDGED AND ACCEPTED

/s/ Vito Legrottaglie
Vito Legrottaglie

Dated:	May 8, 2012